Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of B.O.S. Better Online Solutions Ltd. (“BOS”) on Form S-8 pertaining to the BOS 2003 Israeli Share Option Plan, of our report dated March 26, 2007 (except as to Note 14b(3), as to which the date is November 27, 2007) with respect to the consolidated financial statements of BOS and subsidiaries included in its Annual Report on Form 20-F/A for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer
Tel-Aviv, Israel	KOST, FORER, GABBAY & KASIERER
December 25, 2007	A Member of Ernst & Young Global